CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

FOR SERIES F CONVERTIBLE PREFERRED STOCK

OF

ACCELPATH, INC.

Pursuant to Section 151 of the Delaware General Corporation Law, AccelPath, Inc., a Delaware corporation (the “Company”), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Articles of Incorporation, a of the Company, the Board of Directors of the Company has adopted the following resolution establishing a new series of Preferred Stock of the Company, consisting of One Hundred (100) shares designated “Series F Convertible Preferred Stock,” with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions:

RESOLVED, that the Company's Board of Directors hereby approves the designation and issuance of the Series F Convertible Preferred Stock according to the terms and conditions as set forth in Exhibit A and authorizes and instructs the Company's Executive Officers to proceed in filing the Certificate of Designation with the State of Delaware and to take such other action as shall be appropriate in connection with the issuance of the Series F Convertible Preferred Stock.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Sections 141 and 151 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.  Dated as of the 7th day of September, 2012.

ACCELPATH, INC.,

a Delaware corporation,

By:	/s/ Shekhar Wadekar
Name: Shekhar Wadekar
Title: Chief Executive Officer

SERIES F CONVERTIBLE PREFERRED STOCK TERMS

Section 1.

Designation, Amount and Par Value.  The series of preferred stock shall be designated as the Series F Convertible Preferred Stock (the “Series F Preferred Stock”), and the number of shares so designated and authorized shall be One Hundred (100).  Each share of Series F Preferred Stock shall have a par value of $0.001 per share and a stated value of $1,000 per share (the “Stated Value”).

Section 2.

Ranking.  The Series F Preferred Stock will, with respect to rights on liquidation, dissolution and winding-up of the Company, rank (i) junior to (A) the Company’s Series E 5% Convertible Preferred Stock (the “Series E Preferred Stock”) and (B) all capital stock issued by the Company the terms of which expressly provide that such capital stock shall rank senior to the Series F Preferred Stock (collectively, “Senior Securities”); (ii) on a parity with (A) the Company’s Series G Convertible Preferred Stock and (B) each other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series shall rank senior or junior to the Series F Preferred Stock (collectively, “Parity Securities”); and (iii) senior to the Company’s Junior Securities.

Section 3.

Dividends.  Except for distributions in the event of a Liquidation in accordance with Section 5, Holders of Series F Preferred Stock shall not be entitled to receive dividends on the Series F Preferred Stock.

Section 4.

Voting Rights; Negative Covenants.  The Series F Preferred Stock shall not have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, either by written consent or by proxy.  So long as any shares of Series F Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series F Preferred Stock, (d) increase the authorized or designated number of shares of Series F Preferred Stock, (e) issue any additional shares of Series F Preferred Stock (including the reissuance of any shares of Series F Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Section 5.

Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series F Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series F Preferred Stock an amount equal to the Stated Value, after any distribution or payment with respect to such Liquidation shall be made to the holders of any Senior Securities and prior to any distribution or payment with respect to such Liquidation shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts and amounts payable on any Parity Securities, then the entire assets to be distributed to the holders of Series F Preferred Stock and the holders of such Parity Securities shall be distributed among the holders of Series F Preferred Stock and the holders of such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series F Preferred Stock.  A “Sale” shall mean a merger or consolidation by the Company with another corporation or other entity (in each case, other than where the Company is the surviving entity).

Section 6.

Conversion.

(a)

Conversion at Option of Holder.  Subject to the provisions of Section 6(d) below, at any time and from time to time, from and after the Issuance Date, each share of Series F Preferred Stock shall, at the option of the Holder, be convertible into a number of shares of Common Stock equal to the product of (i) a fraction, the numerator of which is the Stated Value and the denominator of which is the Conversion Price (as defined below) at such time, multiplied by (ii) ten (10).  A Holder shall effect a conversion by surrendering to the Company the original certificate or certificates representing the shares of Series F Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”).  Each Conversion Notice shall specify the number of shares of Series F Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Conversion Date”), and the Conversion Price determined as specified in Section 6(c) hereof.  If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 6(a).  Subject to Section 6(b) hereof, each Conversion Notice, once given, shall be irrevocable.

(b)

Not later than five (5) Trading Days after a Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates representing the number of shares of Common Stock being issued upon the conversion of shares of Series F Preferred Stock, and (ii) one or more certificates representing the number of shares of Series F Preferred Stock not converted.  The Company shall, upon request of the Holder, use reasonable efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions (to the extent legended physical certificates are not required).  If in the case of any Conversion Notice (i) such certificate or certificates representing the number of shares of Common Stock being issued upon the conversion of shares of Series F Preferred Stock are not delivered to or as directed by the applicable Holder and (ii) the Holder or its designee has not received other evidence of its ownership of the shares of Common Stock being issued upon the conversion of shares of Series F Preferred Stock by the close of business on the fifth Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series F Preferred Stock tendered for conversion.

(c)

The conversion price for each share of Series F Preferred Stock (the “Conversion Price”) on any Conversion Date shall be the Per Share Market Value of the Common Stock on the Trading Day immediately preceding the date of the Conversion Notice (provided that if the Per Share Market Value on the Trading Day immediately preceding the date of the Conversion Notice is less than $0.02, then the Conversion Price shall equal $0.02), subject to Section 6(e) and Section 7 below.  All calculations under this Section 6 shall be made to the nearest whole share of common stock.

(d)

Beneficial Ownership Limitation. The Company shall not effect any conversion of the Series F Preferred Stock, and a Holder shall not have the right to convert any portion of the Series F Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Conversion Notice, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined herein). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series F Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series F Preferred Stock or any other convertible securities of the Company) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6 applies, the determination of whether the Series F Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Series F Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Conversion Notice shall be deemed to be such Holder’s determination of whether the shares of Series F Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series F Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) a more recent public announcement by the Company or (ii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series F Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series F Preferred Stock held by the applicable Holder. A Holder, upon not less than sixty five (65) days’ prior notice to the Company, may increase the Beneficial Ownership Limitation provisions of this Section 6 applicable to its Series F Preferred Stock and the provisions of this Section 6 shall continue to apply. Any such increase will not be effective until the sixty-sixth (66th) day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of Series F Preferred Stock.

(e)

If at any time conditions shall arise by reason of action taken by the Company which in the sole opinion of the Board of Directors are not adequately covered by the other provisions hereof and which would be reasonably expected to materially and adversely affect the rights of the holders of Series F Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions would be reasonably expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Series F Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Series F Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 6), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Series F Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Series F Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser.  The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

(f)

The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series F Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series F Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6(e)) upon the conversion of all outstanding shares of Series F Preferred Stock hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

(g)

Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the Holder of the Series F Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time.  If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series F Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(h)

The issuance of certificates for shares of Common Stock on conversion of Series F Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series F Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(i)

Shares of Series F Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(j)

Any and all notices or other communications or deliveries to be provided by the Holders of the Series F Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series F Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 9) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Section 7.

Adjustments to Conversion Price.

(a)

The Conversion Price shall be subject to adjustment from time to time as follows:

(i).

Spin Off.  If, for as long as any shares of Series F Preferred Stock remain outstanding  the Company consummates a spin off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off”) in which the Company, in addition to or in lieu of any other compensation received by the Company for such business, operations or assets, causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then the Company shall cause (a) to be reserved Spin Off Securities equal to the number thereof which would have been issued to all Holders had all shares of Series F Preferred Stock outstanding on the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (such outstanding shares of Series F Preferred

Stock, the “Outstanding Preferred Stock”) been converted as of the close of business on the Trading Day immediately before the Record Date, using, in the conversion formula, a “Conversion Price” equal to the Per Share Market Value of the Common Stock on such Trading Day (provided that if the Per Share Market Value on such Trading Day is less than $0.02, then the Conversion Price shall equal $0.02) (the “Reserved Spin Off Securities”), and (b) to be issued to each Holder upon the conversion of all or any of the Outstanding Preferred Stock, such amount of the Reserved Spin Off Securities equal to (1) the Reserved Spin Off Securities multiplied by (2) a fraction, of which (A) the numerator is the aggregate Stated Value of the Outstanding Preferred Stock then being converted by such Holder, and (B) the denominator is the aggregate Stated Value of the Outstanding Preferred Stock.

(ii).

Stock Splits, etc.  If, at any time while any shares of Series F Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action (unless the Conversion Price already reflects such split).  By way of illustration, and not in limitation, of the foregoing (a) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Price shall be adjusted to equal one-half of what it had been calculated to be immediately prior to such split (unless the Conversion Price already reflects such split); (b) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Price shall be adjusted to equal ten times what it had been calculated to be immediately prior to such split (unless the Conversion Price already reflects such split); and (c) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Price shall be adjusted (unless the Conversion Price already reflects such dividend) to equal such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

(iii).

Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series F Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any Holder of Series F Preferred Stock, furnish to such Holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Price in effect at the time and (c) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series F Preferred Stock.

Section 8.

Redemption at the Option of the Company.

(a)

Optional Redemption. At any time and from time to time after the Issuance Date, and subject to the consent right of the holders of the Series E Preferred Stock (to the extent any shares of Series E Preferred Stock are outstanding at such time), the Company, at its option, may redeem, in whole or in part, the shares of Series F Preferred Stock at the time outstanding, upon notice given as provided in Section 8(c) below, at a redemption price per share payable in cash equal to the Stated Value. The redemption price for any shares of Series F Preferred Stock shall be payable on the redemption date to the Holder of such shares against surrender of the certificate(s) evidencing such shares to the Company or its agent.  If notice of redemption has been duly given as provided in Section 8(c) and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date (unless the Company defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid), all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest.

(b)

No Sinking Fund. The Series F Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series F Preferred Stock will have no right to require redemption of any shares of Series F Preferred Stock.

(c)

Notice of Redemption. Notice of every redemption of shares of Series F Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares to be redeemed at their respective last addresses appearing on the books of the Company. Such mailing shall be at least 10 days before the date fixed for redemption; provided, that failure to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series F Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series F Preferred Stock to be so redeemed except as to the Holder to whom the Company has failed to give such notice or except as to the Holder to whom notice was defective. Notwithstanding the foregoing, if the Series F Preferred Stock or any depositary shares representing interests in the Series F Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Series F Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the redemption date; (2) the number of shares of Series F Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)

Partial Redemption. In case of any redemption of only part of the shares of Series F Preferred Stock at the time outstanding, the shares to be redeemed shall be selected on a pro rata basis or such other method as the depositary shall require that approximates a pro rata basis. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(e)

Conversions Prior to Redemption Date. Notwithstanding anything to the contrary in this Section 8, but subject to Section 6(d), until the applicable redemption date, a Holder may elect to convert shares of Series F Preferred Stock subject to redemption into Common Stock in accordance with Section 6.

Section 9.

Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other government action to close.

“Closing Bid Price” shall mean the closing bid price (as reported by Bloomberg L.P.) of the Common Stock on the OTC Bulletin Board or such other exchange or trading facility on which the common stock is traded.

“Common Stock” means the common stock, $.001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Exchange Act” mean the Securities Exchange Act of 1934, as amended.

“Issuance Date” means the earliest date on which a Holder receives shares of the Series F Preferred Stock, regardless of the number of certificates which may be issued to evidence such Series F Preferred Stock.

“Holder” means a registered holder of a share or shares of Series F Preferred Stock

“Junior Securities” means the Common Stock and all other equity securities of the Company ranking junior to the Series F Preferred Stock in terms of payment of liquidation proceeds.

“Per Share Market Value” means on any particular date (a) the Closing Bid Price per share of the Common Stock on such date on the OTC Bulletin Board or other principal stock exchange or quotation system on which the Common Stock is then listed or quoted or if there is no such price on such date, then the Closing Bid Price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the OTC Bulletin Board or any stock exchange or quotation system, the Closing Bid Price for a share of Common Stock in such other over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices, then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Board of Directors, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

EXHIBIT A

CONVERSION NOTICE

Date of Conversion Notice:  ___________________________

(To be executed by the registered holder

to convert shares of Series F Preferred Stock)

The undersigned hereby elects, in accordance with the terms and conditions of the Certificate of Designation, to convert the number of shares of Series F Convertible Preferred Stock indicated below, into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of AccelPath, Inc. (the “Company”), as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the undersigned for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to effect conversion:  __________________________________

Number of shares of Series F Convertible Preferred Stock to be converted:  _______________________

Applicable Conversion Price:  _______________________

Number of shares of Common Stock to be issued:  _________________________________________

Name of Holder:  ____________________________________________________________________

Address of Holder:  ___________________________________________________________________

Authorized Signature